Exhibit 99.1

Contact:	Brian J. Begley
Vice President, Investor Relations
(215) 546-5005
(215) 553-8455 (facsimile)

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS FIRST QUARTER 2010 RESULTS

Philadelphia, PA, May 4, 2010 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) and its subsidiaries, today reported its results for the quarter ended March 31, 2010. The Partnership, which at March 31, 2010 owned a 1.9% general partner interest, all of the incentive distribution rights, 5.8 million common units and 15,000 $1,000 par value 12% cumulative preferred limited partnership units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline.

On a GAAP basis, the Partnership had a net loss attributable to common limited partners of $1.4 million for the first quarter of 2010 compared with a net loss of $3.1 million for the prior year first quarter. The improved earnings were primarily due to improved gross margins, net of non-controlling interest resulting from higher commodity prices. Please see today’s APL press release regarding its 2010 first quarter earnings for further information regarding its results.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s first quarter 2010 results on Wednesday, May 5, 2010 at 9:00 am EST by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 12:00 pm EST on Wednesday, May 5, 2010. To access the replay, dial 1-888-286-8010 and enter conference code 51354368.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights, 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with The Williams Companies, Inc. (NYSE: WMB) in Laurel Mountain Midstream, LLC, which manages the natural gas gathering system in that region, namely from the Marcellus Shale in southwestern Pennsylvania. For more information, visit APL’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachian and Michigan Basins and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy, Inc. is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy currently operates in the Marcellus Shale in a joint venture with Reliance Industries, Ltd. of India, through which Atlas has a 60% undivided interest. Atlas Energy also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended March 31,
	2010	2009 (1)
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$260,949	$144,133
Transportation, compression, and other fees – affiliates	176	10,068
Transportation, compression, and other fees – third parties	14,079	14,891
Equity income in joint venture	1,462	—
Other income, net	6,542	5,150

Total revenue and other income, net	283,208	174,242

Costs and expenses:
Natural gas and liquids	206,663	134,745
Plant operating	15,534	13,823
Transportation and compression	189	3,331
General and administrative	10,209	9,767
Compensation reimbursement – affiliates	375	375
Depreciation and amortization	22,746	22,668
Interest	27,049	21,665

Total costs and expenses	282,765	206,374

Income (loss) from continuing operations	443	(32,132)
Income from discontinued operations	—	8,876

Net income (loss)	443	(23,256)
Income attributable to non-controlling interests	(1,317)	(469)
(Income) loss attributable to non-controlling interest in Atlas Pipeline Partners, L.P.	(490)	20,642

Net income (loss) attributable to common limited partners	$(1,364)	$(3,083)

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.05)	$(0.16)
Discontinued operations	—	0.05

	$(0.05)	$(0.11)

Diluted:
Continuing operations	$(0.05)	$(0.16)
Discontinued operations	—	0.05

	$(0.05)	$(0.11)

Weighted average common limited partner units outstanding:
Basic	27,704	27,659

Diluted	27,704	27,659

Amounts attributable to common limited partners:
Continuing operations	$(1,364)	$(4,513)
Discontinued operations	—	1,430

Net income (loss) attributable to common limited partners	$(1,364)	$(3,083)

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited; in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$178	$1,103
Accounts receivable	69,853	100,721
Current portion of derivative asset	635	998
Prepaid expenses and other	15,691	15,404

Total current assets	86,357	118,226
Property, plant and equipment, net	1,679,472	1,684,384
Intangible assets, net	161,702	168,091
Investment in joint venture	130,461	132,990
Long-term portion of derivative asset	—	361
Other assets, net	32,699	34,066

	$2,090,691	$2,138,118

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of long-term debt	$33,467	$32,255
Accounts payable – affiliates	5,646	2,304
Accounts payable	12,080	22,928
Accrued liabilities	16,813	14,549
Accrued interest payable	16,556	9,652
Current portion of derivative liability	13,426	33,833
Accrued producer liabilities	65,621	66,211
Current liabilities of discontinued operations	—	—

Total current liabilities	163,609	181,732
Long-term derivative liability	7,893	11,126
Long-term debt, less current portion	1,202,808	1,254,183
Other long-term liability	355	398
Commitments and contingencies

Partners’ capital:
Common limited partners’ interests	(11,196)	(7,756)
Accumulated other comprehensive loss	(4,882)	(6,551)

	(16,078)	(14,307)
Non-controlling interests	(31,286)	(30,925)
Non-controlling interest in Atlas Pipeline Partners, L.P.	763,390	735,911

Total partners’ capital	716,026	690,679

	$2,090,691	$2,138,118

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